EXHIBIT 99


                          DEFERRED COMPENSATION PLAN
                           FOR OUTSIDE DIRECTORS OF
                             BOWATER INCORPORATED









(Effective March 1, 1989)

                                DEFERRED COMPENSATION PLAN
                                 FOR OUTSIDE DIRECTORS OF
                                   BOWATER INCORPORATED

                                         PREAMBLE

ESTABLISHMENT OF PLAN

     The Deferred Compensation Plan for Outside Directors of Bowater Incorporated is established effective March 1, 1989 for the benefit of Directors of Bowater Incorporated who are not employees of the Company.

OBJECTIVES OF THE PLAN

     The Company recognizes that its long-term success and achievements are enhanced and the interests of its shareholders are best preserved when its outside Directors have a direct and personal stake in the performance of the Company's stock. In view of this, the Company has adopted this Plan.

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                         TABLE OF CONTENTS
                                                            Page

ARTICLE I - DEFINITIONS
     Section 1.01.  "Accounts"..............................  5
     Section 1.02.  "Administrator".........................  5
     Section 1.03.  "Anniversary Date"......................  5
     Section 1.04.  "Beneficiary"...........................  5
     Section 1.05.  "Board of Directors"....................  5
     Section 1.06.  "Company"...............................  5
     Section 1.07.  "Compensation"..........................  6
     Section 1.08.  "Effective Date"........................  6
     Section 1.09.  "Executive Committee"...................  6
     Section 1.10.  "Outside Director"......................  6
     Section 1.11.  "Participant"...........................  6
     Section 1.12.  "Plan"..................................  6
     Section 1.13.  "Plan Year".............................  6
     Section 1.14.  "Stock".................................  6


ARTICLE II - PARTICIPATION
     Section 2.01.  Participation is Voluntary..............  6
     Section 2.02.  Application to Participate..............  6
     Section 2.03.  Designation of Beneficiary..............  8

ARTICLE III - ACCRUAL OF BENEFITS
     Section 3.01.  Deferred Compensation...................  8
     Section 3.02.  Vesting................................. 11

ARTICLE IV - DISTRIBUTION OF BENEFITS
     Section 4.01.  Time of Distribution.................... 11
     Section 4.02.  Payment Upon Death...................... 12
     Section 4.03.  Methods of Payment...................... 12

ARTICLE V - THE ADMINISTRATOR
     Section 5.01.  Appointment............................. 12
     Section 5.02.  Rights and Duties....................... 13
     Section 5.03.  Annual Reports.......................... 13
     Section 5.04.  Information............................. 14
     Section 5.05.  Compensation, Indemnity
                      and Liability......................... 14

ARTICLE VI - AMENDMENT AND DISCONTINUANCE
     Section 6.01.  Amendments.............................. 15
     Section 6.02.  Discontinuance of Plan.................. 15

ARTICLE VII - MISCELLANEOUS
     Section 7.01.  No Interest in Assets................... 16
     Section 7.02.  Restriction Against Assignment.......... 16
     Section 7.03.  Receipt or Release...................... 17
     Section 7.04.  Payment on Behalf of Minor.............. 17
     Section 7.05.  Forfeiture.............................. 17
     Section 7.06.  Withholding............................. 18
     Section 7.07.  Connecticut Law Governs................. 18
     Section 7.08.  Headings Not Part of Agreement.......... 18
     Section 7.09.  Successors and Assigns.................. 18

                     DEFERRED COMPENSATION PLAN
                      FOR OUTSIDE DIRECTORS OF
                        BOWATER INCORPORATED


                             ARTICLE I.
                            DEFINITIONS

     This Plan shall be known as the "Deferred Compensation Plan for Outside Directors of Bowater Incorporated, as now adopted or hereafter amended.

     Whenever the following terms are used herein, with the first letter capitalized, they shall, unless the context clearly indicates otherwise, have the meanings specified below. Whenever applicable, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

     1.01. "Account" shall mean the account maintained by the Administrator for each Participant, to which there shall be credited, as hereinafter set forth, the number of shares of stock equal in value to the amount of the Participant's Compensation which is deferred pursuant to this Plan, together with the earnings thereon as provided for herein.

     1.02. "Administrator" shall mean the individual (who shall not be a Participant) appointed by the Executive Committee to administer the Plan.

     1.03. "Anniversary Date" shall mean the 31st day of December in each year, the first Anniversary Date to be December 31, 1989.

     1.04. "Beneficiary" or "Beneficiaries" shall mean the person or persons (including, without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder, in the event of the Participant's death, or if there is no designated Beneficiary or surviving Beneficiary, the Participant's estate.

     1.05. "Board of Directors" means the Board of Directors of Bowater Incorporated.

     1.06.  "Company" shall mean Bowater Incorporated.

     1.07. "Compensation" shall mean for any Plan Year all retainer, meeting and committee fees payable to an Outside Director for service on the Board of Directors, before any reduction pursuant to this Plan.

     1.08.  "Effective Date" shall mean March 1, 1989.

     1.09. "Executive Committee" shall mean the Executive Committee of the Board of Directors exclusive of any member of such Committee who is an Outside Director.

     1.10. "Outside Director" shall mean a member of the Board of Directors who is not an employee of the Company or its subsidiaries or affiliates.

     1.11. "Participant" shall mean any Outside Director who actually participates in this Plan in any Plan Year and who is entitled to a benefit hereunder.

     1.12. "Plan" shall mean this Deferred Compensation Plan for Outside Directors of Bowater Incorporated, as the same shall from time to time be amended.

     1.13. "Plan Year" shall mean each year beginning on the first day of January and ending on the 31st day of December, commencing with the year beginning on January 1, 1990. The first Plan Year shall be the period from March 1, 1989 through December 31, 1989.

     1.14.  "Stock" shall mean Common Stock, $1.00 par value per share.




                             ARTICLE II.

                           PARTICIPATION

     2.01  Participation is Voluntary

     Participation in the Plan is voluntary.

     2.02  Application to Participate

     An Outside Director who wishes to participate in the Plan for any Plan Year must deliver a written application to the Administrator no later than the last day of the month immediately preceding such Plan Year. The Administrator shall notify each Outside Director of his prospective eligibility to participate in the Plan at least thirty (30) days prior to the time he must deliver his application for participation. Notwithstanding the foregoing, the Administrator may accept such an application delivered after such last day of such month if it is an application relating to the first Plan Year, or it is an application of an Outside Director who was not an Outside Director as of such last day of such month, in which case the application must be delivered within thirty (30) days of the Effective Date or the date the individual becomes an Outside Director, as applicable. The application for participation shall constitute the Outside Director's acceptance of the benefits and terms of the Plan, shall be implemented with respect to compensation allocable to the period to which the election relates, and shall state the portion of his Compensation that he elects to defer and the time (within such limits as the Administrator may impose) when the Outside Director desires a single lump sum distribution of his benefits under the Plan in kind or cash, as hereinafter specified. An election to defer Compensation shall remain in effect (and be irrevocable) with respect to the Plan Year in which it first becomes effective and shall apply also to each subsequent Plan Year unless the election expressly provides otherwise or until it is revoked or changed. An election to defer Compensation may be revoked or changed for future Plan Years if such revocation or change is made prior to the beginning of the Plan Year to which it relates.

     2.03  Designation of Beneficiary

     Each Participant shall designate on forms provided by the Administrator, signed by the Participant and delivered to the Administrator the Beneficiary or Beneficiaries to receive the amounts distributable in the event of such Participant's death. A Participant may from time to time change the designated Beneficiary or Beneficiaries, without the consent of such Beneficiary or Beneficiaries, by delivering to the Administrator a new written designation of Beneficiary signed by the Participant. The spouse of a Participant shall be required to consent in writing to any designation of a primary Beneficiary or Beneficiaries other than such spouse. The Company and the Administrator may rely upon the Beneficiary designation last delivered in accordance with the terms of the Plan.






                              ARTICLE III.

                          ACCRUAL OF BENEFITS

     3.01  Deferred Compensation

     Each Outside Director who elects to participate in this Plan for any Plan Year must irrevocably elect to defer the receipt of all or a specified percentage of his Compensation for at least one Plan Year in accordance with the terms of Section 2.02. The amount deferred shall be credited to the electing Outside Director's account in the following manner: On the date on which such Compensation would have been payable to the Participant (but for his election to defer), the amount to be deferred shall be converted to a number of shares of Stock by dividing the amount of the Compensation to be deferred by that amount which is 95% of the "Stock Price" on such date. The "Stock Price" shall be the closing market price of one share of the Stock on the Composite Tape of the New York Stock Exchange for that date. If the Composite Tape is not operating on such date, or Stock is not traded there on such date, the value shall be computed using the closing price on the next preceding business day on which such Stock was traded thereon.

     The Quotient, which shall be expressed in whole or fractional shares of Stock to the nearest one/one hundredth shall be credited to the Participant's account as of such date. The credits to a Participant's account shall be paid in accordance with Article IV.

     Whenever dividends are paid with respect to shares of Stock, each Participant's Account shall be credited with an additional number of shares of Stock (including fractions to the nearest one/one hundredth) equal in value to the amount of the dividend paid on a single share of Stock multiplied by the number of shares of Stock (including fractions) credited to a Participant's Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of Stock shall be the Stock Price as of the day dividends are actually paid on Stock.

     The number of shares of Stock in each Participant's Account shall be appropriately adjusted and modified upon the occurrence of any stock split, reverse stock split, stock dividend or stock consolidation. In the event of a merger, consolidation or an acquisition of more than 50% of the issued and outstanding shares of Stock of the Company, the Executive Committee shall have the authority to amend the Plan to provide for conversion of Stock credited to Participants' Accounts into stock of the resulting or acquiring company (or a related company), as appropriate, if such stock is publicly traded or, if not, into cash of equal value on the date of merger, consolidation or acquisition (the "Transaction Date"). If cash is credited to Participants' Accounts, income shall be credited thereto from the Transaction Date to the date of distribution at the base rate of Wachovia Bank and Trust Company, N.A., as is in effect from time to time during such period. If publicly traded stock of the resulting or acquiring company (or a related company) is credited to Participants' Accounts, dividends shall be credited thereto in the same manner as dividends are credited on Stock credited to Accounts. Notwithstanding Section 4.03, if cash or such publicly traded stock is credited to Participants' Accounts, distribution shall be in the medium credited to Participants' Accounts.


     3.03  Vesting

     The interest of each Participant in any benefit accrued hereunder shall be fully vested and nonforfeitable at all times. Notwithstanding the foregoing, the Company is not obligated to acquire, issue or hold any Stock, cash or other asset by reason of the crediting to Accounts of shares of Stock required by this Plan, and no Participant shall have any right to compel the Company to acquire, issue or hold Stock in any amount by reason of the provisions of this Plan.

                               ARTICLE IV.

                       DISTRIBUTION OF BENEFITS

     4.01  Time of Distribution

     A Participant may elect to have the balance of his Account distributed to him (i) as soon as reasonably possible after the Participant ceases to be an Outside Director, or (ii) on a stated date occurring a stated number of years after the Participant ceases to be an Outside Director (subject to such limitations as the Administrator may reasonably impose). Such an election shall be made on the application filed pursuant to Section 2.02 and shall be irrevocable once made.

     4.02  Payment Upon Death

     Notwithstanding any election under Section 4.01, if a Participant dies prior to distribution of his Account, the balance credited to the Participant's Account as of the date of death shall be paid, as soon as reasonably possible thereafter, to the Participant's Beneficiary or Beneficiaries.

     4.03  Methods of Payment

     All distributions under the Plan shall be in the form of a single lump sum. Each such lump sum shall consist of shares of Stock equal to the number of whole shares of Stock credited to the Participant's Account on the date as of which the distribution occurs and a cash payment for any fraction of a share determined by reference to the Stock Price on the date as of which such distribution occurs. Each Participant or Beneficiary agrees that prior to distribution of any benefit under the Plan, he will make such representations and execute such documents as are deemed by the Administrator necessary to comply with applicable securities laws.

                             ARTICLE V.

                         THE ADMINISTRATOR

     5.01  Appointment

     An Administrator shall be appointed by the Executive Committee to administer the Plan as provided herein.

     5.02  Rights and Duties

     The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan, in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

     (a) to compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries;

     (b) to maintain or to designate any person or entity to maintain all the necessary records for the administration of the Plan;

     (c) to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

     (d) to provide for disclosure of such information and filing or provision of such reports and statements to Participants or Beneficiaries under this Plan as the Administrator deems appropriate.

All action of the Administrator shall be conclusive on all persons interested in the Plan except to the extent otherwise specifically indicated herein. The Administrator may appoint a plan administrator and agents, and delegate thereto such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

     5.03  Annual Reports

     The Administrator shall, within sixty (60) days after the end of each Plan Year, furnish each Participant with a written annual report indicating the number of shares of Stock credited to his Account as of the end of the preceding Plan Year.

     5.04  Information

     To enable the Administrator to perform his functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Compensation of all Participants, their status as Outside Directors, their deferral elections and such other pertinent facts as the Administrator may require.

     5.05  Compensation, Indemnity and Liability

     The Administrator shall serve without bond, except as otherwise required by law, and without compensation for his services hereunder. All expenses of the Administrator shall be paid by the Company and the Company shall furnish the Administrator with such clerical and other assistance as is necessary in the performance of his duties.

     The Administrator shall not be liable for any act or omission on his part, excepting only his own willful misconduct or gross negligence. The Company shall indemnify and save harmless the Administrator against any and all expenses and liabilities arising out of his administration of the Plan, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence.



                               ARTICLE VI.

                    AMENDMENT AND DISCONTINUANCE

     6.01  Amendments

     The Executive Committee shall have the right to amend the Plan from time to time, and to amend or cancel any amendments, provided, however, that no amendment shall reduce any amount already credited to a Participant's Account as of the effective date of such amendment.

     6.02  Discontinuance of Plan

     It is the expectation of the Company that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved by the Company at any time to reduce, suspend or discontinue the Plan, provided, however, the Company shall in no event have the power to reduce the amount already credited to a Participant's Account as of the effective date of any such reduction, suspension or discontinuance nor to discontinue the crediting of earnings on such amounts subsequent to said date. In the event of a reduction, suspension or discontinuance of the Plan, the payment of benefits accrued hereunder shall continue to be made in accordance with the provisions of the Plan.

                             ARTICLE VII.

                            MISCELLANEOUS

     7.01  No Interest in Assets

     No Participant or any other person shall have any interest in any shares of Stock credited to his Account or in any specific asset of the Company by reason of any amount credited to him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. There shall be no funding of any benefits which may become payable hereunder. No trust shall be created by the execution or adoption of this Plan or be required to be created in connection herewith. Any benefits which become payable hereunder shall be paid from the general assets of the Company. Nothing in the Plan shall be deemed to give any Outside Director any right to participate in the Plan, except in accordance with the provisions of the Plan.

     7.02  Restriction Against Assignment

     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan as Participant or Beneficiary, as appropriate, and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts or engagements of any Participant, his Beneficiaries or successors in interest, nor shall it be subject to execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever.



     7.03  Receipt or Release

     Any payment to any Participant or his Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be made in full satisfaction of all claims against the Administrator and the Company, and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt, release and indemnification to such effect.

     7.04  Payment on Behalf of Minor

     In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in his sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

     7.05  Forfeiture

     Any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary or other person entitled thereto within three (3) years after becoming payable shall be forfeited and cancelled and shall remain with the Company and no other person shall have any right thereto or interest therein. The Company shall not have any duty to give notice that amounts are payable under the Plan to any person other than the Participant and the designated Beneficiary or Beneficiaries.

     7.06  Withholding

     The Company may deduct from the amount of all distributions under the Plan any taxes required to be withheld by the Federal or any State or local government.

     7.07  Connecticut Law Governs

     This Plan shall be construed, regulated and administered under the laws of the State of Connecticut.

     7.08  Headings Not Part of Agreement

     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provision hereto.

     7.09  Successors and Assigns

     This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.






     Executed at Darien, Connecticut on this 28th day of February, 1989.

                                      BOWATER INCORPORATED



                                      By /s/ R. E. Gustafson
                                         _______________________
                                         Its Vice President